EXHIBIT 10.5
FRANK’S INTERNATIONAL N.V.
U.S. EMPLOYEE RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT including Exhibits A and B (this “Agreement”) evidences an award made as of the _____ day of ___________________ (the “Date of Grant”), between FRANK’S INTERNATIONAL N.V., a limited liability company organized in the Netherlands (the “Company”), and ___________________ (the “Employee”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.”
1.The Grant.
(a)    Pursuant to the FRANK’S INTERNATIONAL N.V. 2013 LONG-TERM INCENTIVE PLAN, as the same may be amended from time to time (the “Plan”), and subject to the conditions set forth below, the Company hereby awards to Employee, effective as of the Date of Grant, an award consisting of an aggregate number of ________________ restricted stock units (the “Restricted Stock Units” or “RSUs”), whereby each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value €0.01 per share (“Common Stock”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). The Restricted Stock Units subject to this Agreement are hereby designated as Performance Awards for purposes of Section 8 of the Plan. The number of Restricted Stock Units subject to this Award, as described in this Section 1(a), is the “target” number of shares that may become vested and shall be adjusted based on the attainment of the Performance Criteria described in Section 1(b) below and on Exhibit A.
(b)    The Award’s performance period (“Performance Period”) and Performance Criteria (the “Performance Criteria”) are set forth in Exhibit A to this Agreement. The Performance Criteria has been established by the Compensation Committee of the Supervisory Board, which shall determine and certify whether such criteria have been satisfied.
(c)    To the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, those terms of the Plan shall control, and if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.
2.    Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
(a)    “Cause” shall mean a determination by the Company or its employing affiliate (the “Employer”) that Employee (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform Employee’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b)    “Disability” shall have the meaning set forth in any written employment or consulting agreement between the Employer and Employee. If Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Disability” shall mean Employee being unable to perform Employee’s duties or fulfill Employee’s obligations under the terms of his or her employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Employer and certified in writing by a competent medical physician selected by the Employer.
(c)    “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.
(d)    “Involuntary Termination” shall mean a termination of Employee’s employment by the Company or an affiliate for a reason other than for Cause.
(e)    “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.
(f)    “CIC Severance Plan” shall mean the Company’s U.S. Executive Change-In-Control Severance Plan adopted on May 20, 2015, and any amendments or restatements of this plan.
(g)    “Special Vesting Agreement” means an agreement which permits Employee’s RSUs to continue vesting following Employee’s employment with the Company or with an affiliate, as applicable, in exchange for Employee’s strict compliance with designated post-termination conditions, as determined by the Committee pursuant to a written agreement executed at the time Employee’s termination of employment occurs. The Compensation Committee may, in is sole discretion, elect to limit coverage of a Special Vesting Agreement to only a portion of Employee’s RSUs.
3.    Restricted Stock Units. By acceptance of this Restricted Stock Unit award, Employee agrees with respect thereto as follows:
(a)    Forfeiture Restrictions. The Restricted Stock Units are restricted in that they may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise alienated or transferred, encumbered, or disposed of, and in the event of termination of Employee’s employment or service with the Company for any reason other than death or Disability, or, to the extent provided in Section 3(c)(4) below, on account of an Involuntary Termination, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment or services as provided in this Section 3(a) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.
(b)    Lapse of Forfeiture Restrictions (Vesting). Provided that: (i) Employee has been continuously employed by the Company from the Date of Grant through ____________ (the scheduled “Lapse (Vesting) Date”), (ii) the Company attains the Performance Criteria as described on Exhibit A, and (iii) Employee is in compliance with Exhibit B and all other agreements or obligations to the Company, the Forfeiture Restrictions shall lapse, and the number of Restricted Stock Units as determined on Exhibit A shall become vested. Except as provided in Subsection (c) below, the Company will issue one share of Common Stock to Employee on the Lapse (Vesting) Date. Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with this Section 3(b) (and any associated unvested dividend equivalents) shall be forfeited to the Company for no consideration as of the date of the termination of Employee’s employment with the Company.

(c)    Accelerated Vesting.
(1)    Death. If Employee’s employment with the Company is terminated by reason of death, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units at the “target” level effective on the date such death occurs and Employee’s RSUs shall be settled in the manner provided under Section 3(d) below.
(2)    Disability. If Employee’s employment with the Company is terminated by reason of Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units at the “target level” effective as of the date of Employee’s “separation from service” (as defined under the Section 409A) and Employee’s RSU’s shall be settled in the manner provided under Section 3(d) below on the date such awards were scheduled to become vested under Section 3(b) above.
(3)    Change in Control. If a Change in Control occurs and Employee is a participant in the CIC Severance Plan, then the terms of Section 3 of such plan are hereby incorporated by reference into this Agreement.
(4)     Involuntary Termination. If Employee’s employment with the Company is terminated due to an Involuntary Termination then, the Company may, in its complete discretion, elect to enter into a Special Vesting Agreement with Employee pursuant to which the Forfeiture Restrictions shall not lapse upon such termination of employment, but instead this Award shall continue to remain outstanding and Employee will be treated, solely for purposes of satisfying the requirements for a lapse of Forfeiture Restrictions under Section 3(b), as continuing in the employment of the Company throughout the period during which he/she continuously satisfies the obligations set forth in Exhibit B attached hereto and incorporated herein by reference as part of this Agreement. If the provisions of this Section 3(c)(4) apply with respect to Employee, the number of shares of Common Stock received under this Agreement shall be determined based on the Company’s attainment of the Performance Criteria described on Exhibit A. As further condition to receiving any Special Vesting Agreement, Employee shall provide a release of all claims against the Company in a form acceptable to the Company, upon entering the Special Vesting Agreement, as well as upon the last date on which the Forfeiture Restrictions lapse, and also Employee must continuously comply with any other obligations to, or agreements with, the Company.
(d)    Payments. Subject to compliance with all terms of this Agreement and Exhibit B as soon as reasonably practicable after (i) the scheduled Lapse (Vesting) Date with respect to the number of Restricted Stock Units as determined pursuant to Exhibit A (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), or (ii) the date of Employee’s death. The Company shall deliver the shares of Common Stock in book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. Employee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on Employee’s behalf. In the event that all or part of the Restricted Stock Units granted pursuant to this Agreement provides for a deferral of compensation within the meaning of the Section 409A, it is the general intention, but not the obligation, of the Company to design this Award to comply with the Section 409A and such Award should be interpreted accordingly. Notwithstanding anything to the contrary contained herein, in the event that Employee is a “specified employee” (as defined under the Section 409A) when Employee becomes entitled to a payment or settlement under the Award which is subject to the Section 409A on account of a “separation from service” (as defined under the Section 409A), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest. Further, for purposes of the Section 409A, each payment or settlement of any portion of the Restricted Stock Units under this Agreement shall be treated as a separate payment of compensation.
(e)    Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, in his/her capacity as an employee and equity holder in the Company, to the provisions of Exhibit B to this Agreement. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Exhibit B or any other similar obligations Employee has towards the Company under applicable law or other agreements (which includes any attempt to have any provision in Exhibit B or other similar obligations of Employee declared overbroad or unenforceable) (a “Restrictive Covenant Violation”) would be available but inadequate and the Company would suffer irreparable damages as a result of such a Restrictive Covenant Violation. In recognition of this fact, Employee agrees that, in the event of a Restrictive Covenant Violation, in addition to any remedies available to the Company under law, including damages and attorneys’ fees, remedies available the Company, without posting any bond, shall be to (i) cease making any dividend or other payments or providing any benefit otherwise required by this Agreement; (ii) terminate future vesting and cause forfeiture of all vested and unvested RSUs and common stock issued or issuable under this Agreement without consideration; (iii) cause forfeiture of the gross value of the common stock issued to Employee in the one year period prior to the Restrictive Covenant Violation (determined as of the date such stock was issued to Employee and using the Fair Market Value (as defined in the Plan) of the Company’s common stock on that date); (iv) receive repayment of any cash payments made to Employee with respect to the RSUs during the prior twelve month period; (v) obtain a temporary restraining order, temporary or permanent injunction; or (vi) specific performance or any other equitable remedy which may then be available.
(f)    Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.
4.    Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any Common Stock or dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions results in compensation, income or wages to Employee for federal, state, or local tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if Employee fails to do so (or if Employee instructs the Company to withhold cash or stock to meet such obligation), the Company shall withhold from any cash or stock remuneration (including withholding any shares of the Common Stock distributable to Employee under this Agreement) then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to Employee as a result of the receipt of the Restricted Stock Units, the treatment of dividend equivalents, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.
5.    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Employee in settlement of the Award. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable as stated in this Agreement.

6.    Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback (i) to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002 or any regulations promulgated thereunder; (ii) to the extent provided by any policy or procedure adopted by the Company or any individual agreement between Employee and the Company; or (iii) pursuant to the terms of this Agreement in the event of a Restrictive Covenant Violation.
7.    Employment Relationship. For purposes of this Agreement (except as otherwise provided in Section 3(c)(4) hereof), Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company or a Subsidiary. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment or service with the Company at the time of the termination of the “Subsidiary” status of the entity or other organization that employs or engages Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment by or service with the Company or affect in any way the right of the Company to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, Employee’s employment by or service with the Company shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, in its sole discretion, and its determination shall be final.
8.    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail or other mail delivery method that provides a receipt, to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail or other mail delivery service that provides a receipt, to the General Counsel of Company at its principal executive offices.
9.    Entire Agreement; Amendment. This Agreement (including Exhibit B) and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and constitute the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, except as otherwise provided herein. This Agreement including Exhibit B may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. The foregoing notwithstanding, this Agreement does not modify or replace in any way any obligations Employee has to the Company or its related entities, under any agreement or applicable law, for non-disclosure, non-competition, non-solicitation, or non-interference.
10.    Severability. If any part of this Agreement including Exhibit B is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of this Agreement and Exhibit B which shall remain in full force and effect.

11.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
12.    Binding Effect; Survival. The provisions of Sections 3(e) and 6 and Exhibit B shall survive the lapse of the Forfeiture Restrictions without forfeiture. This Agreement and Exhibit B shall be binding upon and shall inure to the benefit of the Company, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement and Exhibit B are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.
13.    Governing Law/Forum/Jury Waiver. The Parties agree and acknowledge that this Agreement and Exhibit B shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. With respect to any claim or dispute arising out of or related to this Agreement or Exhibit B, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement or Exhibit B, and consent to trial by the judge.
IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.
FRANK’S INTERNATIONAL N.V.

By:    ____________________________________
Name:
Title:

EMPLOYEE

________________________________________
Print Name:

Exhibit A
Performance Period and Criteria
Performance Period: January 1, 20__ to December 31, 20___
First Achievement Period: January 1, 20___ to December 31, 20___
Second Achievement Period: January 1, 20___ to December 31, 20___
Third Achievement Period: January 1, 20__ to December 31, 20___
Performance Criteria:
Payment under this Award is determined based on relative performance using Total Stockholder Return (“TSR”). No portion of this Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria as described below. Any determination of performance under this Agreement shall be determined by the Committee in accordance with the Plan’s terms; provided, however, that the Committee may, in its sole discretion, elect to increase or decrease the Payout Percentage determined below.
The Company’s TSR shall be as measured against the TSR of the SPDR® S&P® Oil & Gas Equipment and Services ETF (XES) (the “Comparator Group”). Such comparison will be based on a percentile approach as detailed below with any payment based on linear interpolation if performance is between threshold and maximum levels. TSR for the Company and the Comparator Group to be calculated separately for the First Achievement Period, Second Achievement Period and Third Achievement Period resulting in a weighted average payout at the end of the Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of each annual achievement period to mitigate the effect of stock price volatility). TSR calculation to assume reinvestment of dividends.

Level	Percentile Rank vs. Comparator Group	Payout Percentage*
Maximum	90th Percentile and above	200% of Target Level
Target	75th percentile	150% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%
* Based on the Target Level for the TSR Based Award set forth on the first page of this Agreement.

EXHIBIT B
U.S. EMPLOYEE CONFIDENTIALITY AND RESTRICTED COVENANT AGREEMENT
    This U.S. Employee Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and entered as of the ____ day of ___________, between ______________ (“Employee”) and Frank’s International, LLC and Blackhawk Specialty Tools, LLC (the “Company”) and for the benefit of the Company, Frank’s International N.V. and their subsidiary and affiliated companies (collectively referred to as the “Company Group”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.” The Parties agree as follows:

1.Company Promise to Provide Access to Company Group Confidential Information and Goodwill. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees and Company Relationships (defined below) including existing and prospective customers, suppliers, contractors, sub-contractors, and other business relationships and developing the Company Group’s reputation and goodwill. Employee further recognizes that the Company Group has further invested valuable time and resources to obtain and develop and protect the Company Group’s proprietary business information, trade secrets, know-how, and other Confidential Information (defined below). The protection of Confidential Information and Company Relationships is vital to the interests of the Company Group.
1.1    In exchange for Employee’s promises made in this Agreement, the Company promises to provide to Employee, consistent with Employee’s position, access to certain information regarding the business and activities of the Company Group. Employee acknowledges that he/she will have access to confidential information, training and related goodwill (“Confidential Information,” defined more fully below) as well as Company Relationships (defined below) while employed by the Company, including without limitation, any information and goodwill obtained by Employee during the course of Employee’s employment with the Company, concerning the business or affairs of the Company Group or that of its customers, suppliers, contractors, subcontractors, agents or representatives.
1.2    Confidential Information includes any information about the Company Group that has not been intentionally publicly disclosed by the Company Group. Confidential Information likewise includes all information provided to the Company Group by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives which has not been intentionally publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company Group’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company Group or Employee receives from or has access to regarding these third parties, regardless of whether the Company Group is contractually obligated to a third party to keep such information confidential. Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company Group, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, technology, know-how, secret or intellectual property right by any Company Group employee, Company Group customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company Group, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes.
2.    Employee Promise Not to Disclose Confidential Information. Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company Group, the Confidential Information described above and obtained by Employee as part of his/her employment with the Company. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.
3.    Non-Disparagement. Employee agrees that he/she shall not at any time make, publish, or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.
4.    Non-Competition/Non-Solicitation/Non-Interference. Employee acknowledges that the highly competitive nature of the Company’s business, Employee’s position with the Company, and the Confidential Information, Company Relationships, training, and goodwill provided to Employee during his/her employment with the Company, support Employee’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees as stated below in the rest of this Section 4, during his/her employment with the Company and for twelve (12) months following his/her separation from the Company (“the Restricted Period”) regardless of the reason for the separation, within the Restricted Area, which is defined as the Louisiana parishes of Lafayette, Iberia, and Terrebonne and the Texas counties of Harris, Fort Bend, Montgomery, Brazoria, and Galveston, as well as any county/parish in which the Employee engaged in Company Business during the last twelve (12) months of Employee’s employment with the Company.
4.1    Non-Competition. During the Restricted Period and in the Restricted Area, Employee will not engage in or carry on, directly or indirectly, a business similar to and competitive with the business of the Company (“Competing Business”). The business of the Company (“Company Business”) specifically includes, but is not limited to, the business involved with the land operations, offshore operations, tubular sales, casing installation, completion installation, Blackhawk cementing and well construction, and specialty products divisions of the Company’s business as well as any divisions in operation during Employee’s employment with the Company, and includes the Company’s current and planned (future) business, bids, projects, contracts, and Company Relationships. Accordingly, during the Restricted Period and in the Restricted Area, Employee will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. For further clarity, Competing Business shall include the design, sales, marketing, fabrication, installation, provision, rental, repair, or manufacturing of products or services similar to or functionally equivalent to those designed, sold, installed, repaired, fabricated, manufactured, produced, provided, rented, marketed or licensed by the Company. The foregoing notwithstanding, Employee may own less than two percent (2%) of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Employee is not involved in the management of such Competing Business. Further, Competing Business and Restricted Area, as defined above, shall not include any geographic areas, services, or products of the Company in which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information or Company Relationships during the last twelve (12) months of Employee’s employment with the Company.
4.2    Non-Solicitation/Non-Interference of Employees/Contractors. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, interfere with the Company’s relationship with, solicit or hire or otherwise encourage to change or leave their employment or contractor position with the Company, any person currently employed by or engaged as a contractor to the Company, and who was employed by or engaged by the Company during Employee’s employment with the Company. This restriction shall not include any current or potential employee or contractor of the Company for whom Employee had no responsibility, no involvement, and about whom he/she had no access to Confidential Information during his/her employment with the Company. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company employees or contractors.
4.3    Non-Solicitation/Non-Interference of Customers, Vendors, Suppliers. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, solicit business of a similar nature to that provided by the Company from any customer of the Company, nor encourage or otherwise cause any current or potential customer, vendor or supplier of the Company, including those for the Company’s current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with the Company or otherwise attempt to interfere with these current or potential Company Relationships. For purposes of this Section, “current and potential customer, vendor or supplier” shall mean any entity or person with whom the Company has been pursuing a business relationship during Employee’s employment with the Company, and any “potential business relationship” shall mean any relationship pursued by the Company during Employee’s employment with the Company, including any current or planned (future) bids, projects or contracts. All of these relationships in the aggregate are defined as “Company Relationships.” This restriction shall not include any Company Relationship for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.
5.    Intellectual Property. Employee assigns to the Company all right, title and interest Employee has or may acquire in and to any Intellectual Property that results from Employee’s efforts, either alone or jointly with others, during the period of Employee’s employment with the Company. “Intellectual Property” means any and all inventions, discoveries, developments, innovations, processes, designs, methods, technologies, formulae, models, research and development, patents, patent applications, trade secrets and other Confidential Information and works of authorship (including copyrightable works, copyrights and copyright applications), and improvements to any of the foregoing that, either alone or jointly with others: (a) result from any work performed on behalf of the Company, or from a research project suggested by the Company; (b) relate in any way to the existing or contemplated business of the Company; or (c) result from the use of the Company’s time, material, employees or facilities. Employee acknowledges and agrees that any work Employee performs for the Company during employment that constitutes copyrightable subject matter shall be considered a “work made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Employee hereby ratifies and otherwise transfers and assigns to the Company, and waives and agrees never to assert, any and all rights to claim authorship, rights to object to any modification or other moral rights that Employee may have in or with respect to any Intellectual Property and/or works made for hire, even after termination of Employee’s employment. Employee further agrees that if, in the course of providing services to the Company, Employee incorporates any intellectual property owned by Employee, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, modify, use, distribute and sell such intellectual property or products incorporating such intellectual property of Employee. During and after Employee’s employment, Employee will assist and cooperate with the Company for no additional compensation, but with the Company reimbursing any of Employee’s necessary out of pocket expenses. Employee will complete and sign documents requested by the Company to acquire, transfer, maintain, perfect and enforce the Company’s rights to the Intellectual Property, including patent, copyright, trade secret and other protections for the Company’s Intellectual Property.
6.    Employee Acknowledgement of Need For Protections and Restrictions Promised; Modifications of Restrictions. Employee acknowledges and understands that his/her promises in this Agreement restrict some of his/her actions during and after employment with the Company. However, Employee acknowledges and agrees that he/she has or will receive sufficient consideration from the Company under this Agreement to justify such restrictions and that such restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Employee’s employment, regardless of the reason for such termination.
7.    Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law, the Texas Uniform Trade Secrets Act, Louisiana Uniform Trade Secrets Act, the Defend Trade Secrets Act, under other agreements, or in equity, including, without limitation, the recovery of attorneys’ fees incurred by the Company in enforcing this Agreement or otherwise protecting its rights, as well as damages caused by Employee and his/her agents involved in such breach.
8.    Notification to Subsequent Employers. Employee further acknowledges that in order to enforce his/her obligations under this Agreement, the Company may need to notify subsequent actual or potential employers of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of his/her employers for the Restricted Period before accepting a position with such employers, and Employee consents to the Company providing notification to these employers of Employee’s ongoing obligations to the Company under this Agreement or under other applicable law. Notices to the Company should be made in a manner that provides a receipt of delivery and addressed to: Senior Vice-President Human Resources, 10260 Westheimer Road, Suite 700, Houston, Texas 77042.

9.    Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of one (1) year, unless such tolling is disallowed under applicable law.
10.    Return of Confidential Information and Company Property. All written, electronic, or other data, materials, records and other documents made by, or coming into the possession or control of, Employee which contain or disclose Confidential Information shall be and remain the property of the Company. Upon request, and in any event, without request upon termination of Employee’s employment with the Company for any reason, Employee shall promptly return, without deletion, copying or alteration, all written or electronic materials, data, information, records and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not confidential or proprietary in nature.
11.    At-Will Employment. Employee acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, Employee understands that he/she is an at-will employee and that either Employee or the Company may terminate this at-will employment relationship at any time for any reason or no reason.
12.    No Interference with Rights. Employee acknowledges and agrees that nothing in this Agreement is intended to, nor does it, interfere with or restrain any employee’s right to share or discuss information regarding his/her wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act or other applicable laws. Further, Employee acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with or restrain Employee’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law. Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Employee from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his/her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order. Employee is not required to notify Company of these allowed reports or disclosures.
13.    Governing Law/Forum/Jury Waiver. The Parties agree and acknowledge that this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. With respect to any claim or dispute arising out of or related to this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas, unless another forum or venue is required by law. The Parties agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.
14.    No Duties to Other Employers. Employee represents that he/she is not bound by the terms of any agreement with any previous employer or other party other than the Company to: (a) refrain from using or disclosing any information that would be necessary to and/or reasonably expected to be utilized by Employee in the course of the performance of his/her duties in the employ of the Company or (b) refrain from engaging in any business activity that would otherwise preclude Employee from performance of his/

her duties in the employ of the Company. Employee further represents that Employee’s performance of his/her duties does not and will not violate any agreement with any prior employer or third party. Employee agrees not to use or disclose during his/her employment with the Company any information which belongs to another entity or person.
15.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company Group, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company Group by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.
16.    Representations; Modifications; Other Agreements; Severability. Employee acknowledges that he/she has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. This Agreement supplements and does not limit or restrict or alter in any way any obligations that the Employee may have undertaken in other agreements with the Company Group or which apply to Employee under any applicable law, including but not limited to, the Texas Uniform Trade Secrets Act, the Louisiana Uniform Trade Secrets Act, and the Defend Trade Secrets Act. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

Executed this ______________ day of ____________________, 20___.

EMPLOYEE:

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EMPLOYEE SIGNATURE

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Printed Name

COMPANY:

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COMPANY REPRESENTATIVE SIGNATURE

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COMPANY REPRESENTATIVE TITLE

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Printed Name

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